Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

BELO CORP.

and

A. H. BELO CORPORATION

Dated as of February         , 2008

TABLE OF CONTENTS

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of February     , 2008, by and between Belo Corp., a Delaware corporation (“Belo”), and A. H. Belo Corporation, a Delaware corporation and a wholly owned subsidiary of Belo (“Newspaper Holdco,” and, together with Belo, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of Belo has determined that it is in the best interests of Belo and its shareholders to separate the Newspaper Holdco Business (as defined below) and the Belo Business (as defined below) into two separate public companies (the “Separation”), on the terms and subject to the conditions set forth in this Agreement, in order to, among other things, (i) create more focused organizations better able to respond to different industry dynamics and therefore better able to tailor strategic initiatives and priorities; (ii) allow the investment community to evaluate Belo and Newspaper Holdco separately relative to the performance of their peers; (iii) allow Newspaper Holdco greater flexibility to create a capital structure and deploy capital more closely aligned with its strategic priorities; and (iv) allow Newspaper Holdco to provide its management and employees incentive compensation more directly linked to its individual financial performance;

WHEREAS, to further effect the Separation, Newspaper Holdco intends to obtain and retain ownership and possession of all Newspaper Holdco Assets (as defined below) and Belo intends to retain ownership and possession of all Belo Assets (as defined below);

WHEREAS, except as specifically otherwise set forth herein, to further effect the Separation, Newspaper Holdco intends to remain solely liable for all Newspaper Holdco Liabilities (as defined below) and Belo intends to remain solely liable for all Belo Liabilities (as defined below);

WHEREAS, Belo intends to distribute to the holders of issued and outstanding shares of (i) Series A common stock, par value $1.67 per share, of Belo (the “Series A Belo Common Stock”), and (ii) Series B common stock, par value $1.67 per share of Belo (the “Series B Belo Common Stock” and, together with the Series A Belo Stock, the “Belo Common Stock”), as of the Record Date (as defined below), by means of a pro rata dividend, 100% of the issued and outstanding shares of (x) Series A common stock, par value $0.01 per share, of Newspaper Holdco (the “Series A Newspaper Holdco Common Stock”), including the Preferred Share Purchase Rights attached thereto, and (y) Series B common stock, par value $0.01 per share, of Newspaper Holdco (the “Series B Newspaper Holdco Common Stock” and, together with the Series A Newspaper Holdco Common Stock, the “Newspaper Holdco Common Stock”), including the Preferred Share Purchase Rights attached thereto, on the basis of .20 share of Series A Newspaper Holdco Common Stock for every then issued and outstanding share of Series A Belo Common Stock and .20 share of Series B Newspaper Holdco Common Stock for every then issued and outstanding shares of Series B Belo Common Stock (the “Distribution”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the treatment, in connection with the Distribution, of any outstanding Belo stock option or restricted share unit will be as specified in the Employee Matters Agreement;

WHEREAS, it is the intention of the Parties that, for United States federal income tax purposes, the Separation and Distribution and the other transactions contemplated herein shall qualify as transactions that are generally tax-free within the meaning of Sections 355 and 368 (and other related provisions) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Board of Directors of Belo has (i) determined that the Separation, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Belo and its shareholders and (ii) approved this Agreement and each of the Ancillary Agreements; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to these transactions and the relationship of Belo and Newspaper Holdco and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Ancillary Agreements” means the Employee Matters Agreement, the Tax Matters Agreements, the Services Agreement and any other agreement to be entered into by and between

Belo (or any Subsidiary of Belo) and Newspaper Holdco (or any Subsidiary of Newspaper Holdco) at or prior to the Effective Time.

“Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Balance Sheet” has the meaning assigned to such term in the definition of Newspaper Holdco Assets.

“Belo” has the meaning assigned to such term in the Preamble hereto.

“Belo Assets” means all Assets of the Belo Group, other than the Newspaper Holdco Assets.

“Belo Business” means all businesses and operations of the Belo Group, other than the Newspaper Holdco Business.

“Belo Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Belo Group” means Belo and each of its Subsidiaries and Affiliates, and any corporation or entity that may become part of such Group from time to time, other than the Newspaper Holdco Group.

“Belo Indemnified Parties” has the meaning assigned to such term in Section 4.02.

“Belo Liabilities” means those Liabilities of Belo, other than the Newspaper Holdco Liabilities.

“Business” means the Newspaper Holdco Business and/or the Belo Business, as the context requires.

“Bylaws” means the Amended and Restated Bylaws of Newspaper Holdco substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Newspaper Holdco substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“Circulation Litigation” means (i) the consolidated lawsuits filed by purported shareholders of Belo in the United States District Court for the Northern District of Texas against Belo and certain Affiliates and (ii) a shareholder derivative lawsuit filed by a purported individual shareholder of Belo in the 191st District Court of Dallas County, Texas against certain Affiliates of Belo, in each case relating to the circulation overstatement of The Dallas Morning News announced in 2004 and as more fully described in the first two full paragraphs under “Legal Proceedings” in the Information Statement; provided, however, that the unlawful discrimination lawsuit filed by 18 former employees of The Dallas Morning News against Newspaper Holdco and certain of its Affiliates in the United States District Court for the Northern District of Texas, as more fully described in the fourth full paragraph under “Legal Proceeding” in the Information Statement, is specifically excluded from inclusion as part of the Circulation Litigation and shall be retained solely by Newpaper Holdco as a Newspaper Holdco Liability.

“Code” has the meaning assigned to such term in the Recitals hereto.

“Consents” means any consents, waivers, notices, reports or other filings to be made, including with respect to any contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a contract and to any Governmental Authority.

“Delayed Transfer Asset and/or Liability” has the meaning assigned to such term in Section 2.02(b).

“Dispute Notice” has the meaning assigned to such term in Section 9.08.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Agent” means The Bank of New York Mellon.

“Distribution Agent Agreement” has the meaning assigned to such term in Section 3.01(c).

“Distribution Date” means February 8, 2008, which is the date on which the Distribution shall be effected, as determined by the Board of Directors of Belo.

“Effective Time” means 11:59 p.m., Eastern Time, on the Distribution Date.

“Employee Matters Agreement” means the employee matters agreement to be entered into by and between Belo and Newspaper Holdco, substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Belo insurance policy, the payment in full of each successful claim (regardless of whether Belo or Newspaper Holdco is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Belo insurance policy is met, except with respect to the Circulation Litigation, which shall be governed by Section 5.06.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NYSE.

“Group” means the Belo Group and/or the Newspaper Holdco Group, as the context requires.

“Indemnified Party” has the meaning assigned to such term in Section 4.03.

“Indemnifying Party” means Newspaper Holdco, for any indemnification obligation arising under Section 4.02, and Belo, for any indemnification obligation arising under Section 4.03.

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Information Statement” means the information statement of Newspaper Holdco, included as Exhibit 99.1 to the Registration Statement, to be distributed to holders of Belo Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Initial Newspaper Holdco Capital Stock” has the meaning assigned to such term in Section 2.01.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) writings and other works of authorship (“Copyrights”); (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (v) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vi) domain names and uniform resource locators; (vii) moral rights; (viii) privacy and publicity rights; (ix) any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, invention disclosures or other data, not including works subject to Copyright, Patent or Trademark protection (“Technology”); (x) advertising and promotional materials, whether or not copyrightable; and (xi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Inter-Group Indebtedness” means any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the Belo Group and a member of the Newspaper Holdco Group; provided, that “Inter-Group Indebtedness” shall not include any contingent Liabilities and accounts payable arising pursuant to the Ancillary Agreements, any agreements with respect to continuing transactions between Belo and Newspaper Holdco and any other agreements entered into in the ordinary course of business at or following the Distribution.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“Loss” means any claim, demand, complaint, damages, loss, liability, cost or expense, including fees and expenses of counsel, arising out of, relating to or in connection with any Action.

“Mixed Accounts” has the meaning assigned to such term in Section 2.02(g)(ii).

“Mixed Contract” has the meaning assigned to such term in Section 2.02(g)(i).

“Newspaper Holdco” has the meaning assigned to such term in the Preamble hereto.

“Newspaper Holdco Assets” means, without duplication:

(i) all of the outstanding shares of all classes of capital stock of Newspaper Holdco Subsidiaries owned (either of record or beneficially) by Newspaper Holdco, as of the Effective Time;

(ii) all of the Assets included on the unaudited interim consolidated balance sheet of Newspaper Holdco, including the notes thereto, as of September 30, 2007, as set forth in the Information Statement (the “Balance Sheet”), to the extent such Assets would have been included as Assets on a consolidated balance sheet of Newspaper Holdco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

(iii) all other Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of Newspaper Holdco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

(iv) the Assets expressly contributed, assigned, transferred, conveyed or delivered to Newspaper Holdco Group pursuant to the Ancillary Agreements;

(v) the contract rights, licenses, Trade Secrets, know-how, and any other rights and Intellectual Property, and any other rights, claims or properties (including any and all rights as an insured party under any Belo insurance policy), in each case of Newspaper Holdco Group and as of the Effective Time;

(vi) the assets, operations, personnel and related activities connected with the “Belo Interactive Media” and “Belo Technology” organizations;

(vii) all other Assets that are held by Newspaper Holdco Group and that are used or held primarily for use in or necessary to the operation of the Newspaper Holdco Business.

“Newspaper Holdco Business” means the business and operations conducted by the Newspaper Holdco Group from time to time, whether prior to, at or after the Effective Time, including the business and operations conducted by the Newspaper Holdco Group as more fully described in the Information Statement.

“Newspaper Holdco Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Newspaper Holdco Group” means Newspaper Holdco and each of its Subsidiaries and Affiliates, and any corporation or entity that may become part of such Group from time to time, other than the Belo Group.

“Newspaper Holdco Indemnified Parties” has the meaning assigned to such term in Section 4.03.

“Newspaper Holdco Liabilities” means, without duplication:

(i) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included on a consolidated balance sheet of Newspaper Holdco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(ii) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Newspaper Holdco, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(iii) all Liabilities expressly assumed by Newspaper Holdco Group pursuant to the Ancillary Agreements; and

(iv) all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time, in each case to the extent such Liabilities relate to, arise out of or result from any Newspaper Holdco Asset or the Newspaper Holdco Business, except for any Liability relating to the Circulation Litigation, which Belo and Newspaper Holdco shall share equally in accordance with the provisions of Section 5.06;

provided, however, that such term shall not include Belo’s 8% Senior Notes Due November 1, 2008, 6-3/4% Senior Notes Due May 30, 2013, 7-3/4% Senior Debentures Due June 1, 2027, 7-1/4% Senior Debentures Due September 15, 2027, or the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Banc of America Securities LLC, Bank of America, N.A. and other lenders, all of which shall remain Liabilities of Belo.

“NYSE” means the New York Stock Exchange, Inc.

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Preferred Share Purchase Rights” means the Series A Junior Participating Preferred Stock Purchase Rights entitling the registered holder thereof to purchase from Newspaper Holdco one two-hundredth of a share of Newspaper Holdco Series A Junior Participating Preferred Stock, $.01 par value, at an exercise price of $80 per one two-hundredth of a share, subject to adjustment.

“Recapitalization” has the meaning assigned to such term in Section 2.01(a).

“Record Date” means the close of business on January 25, 2008, which is the date determined by the Board of Directors of Belo as the record date for determining shareholders of Belo entitled to receive shares of Newspaper Holdco Common Stock pursuant to the Distribution.

“Registration Statement” means the Registration Statement on Form 10 of Newspaper Holdco (which includes the Information Statement) relating to the registration under the

Exchange Act of Newspaper Holdco Common Stock, including all amendments or supplements thereto.

“Reimbursable Expenses” means the costs and expenses incurred by Belo or Newspaper Holdco, as the case may be, that are set forth in Section 9.02 of the Separation Agreement Schedule.

“Reimbursing Party” has the meaning assigned to such term in Section 9.02.

“Related Claims” means a claim or claims against a Belo insurance policy or reserve made by each of Belo and/or its insured parties, on the one hand, or Newspaper Holdco and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of Belo (and/or its insured parties) and Newspaper Holdco (and/or its insured parties) arising out of the same underlying transaction, transactions, event or events.

“SEC” means the United States Securities and Exchange Commission.

“Separation” has the meaning assigned to such term in the Recitals hereto.

“Separation Agreement Schedule” means the schedule agreed to and delivered by Belo and Newspaper Holdco on the date hereof pursuant to the terms hereof.

“Series A Belo Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Series A Newspaper Holdco Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Series B Belo Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Series B Newspaper Holdco Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Services Agreement” means the services agreement to be entered into by and between Belo and Newspaper Holdco, substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“Shared Director, Officer or Employee” has the meaning assigned to such term in Section 2.02(h).

“Software” has the meaning assigned to such term in the definition of Intellectual Property.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended from time to time.

“Subsidiary” means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Matters Agreement” means the tax matters agreement to be entered into by and between Belo and Newspaper Holdco, substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“Third-Party Claim” has the meaning assigned to such term in Section 4.05(a).

“Unrelated Claims” means a claim or claims against a Belo insurance policy or reserve made by each of Belo and/or its insured parties, on the one hand, or Newspaper Holdco and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of Belo (or such insured parties) and Newspaper Holdco (or such insured parties) arising out of unrelated and separate transactions or events.

Section 1.02. General Interpretive Principles. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, and (d) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context requires otherwise, references in this Agreement to “Belo” shall be deemed to refer to the applicable member of the Belo Group and to “Newspaper Holdco” shall be deemed to refer to the applicable member of the Newspaper Holdco Group.

ARTICLE II

THE RECAPITALIZATION AND SEPARATION

Section 2.01. Recapitalization and Other Transactions. As of the Record Date, the outstanding capital stock of Newspaper Holdco consists of 1,000 shares of common stock (the “Initial Newspaper Holdco Capital Stock”), all of which are held by Belo Holdings, Inc. On or prior to the Distribution Date, and subject to satisfaction or waiver of the conditions set forth in Section 2.03, the Initial Newspaper Holdco Capital Stock shall be recapitalized, through a number of transactions among Belo, Belo Holdings, Inc. and Newpaper Holdco (the “Recapitalization”), such that the number of shares of Series A and Series B Newspaper Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall be in an amount calculated on the basis of the following: .20 share of Series A Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, for each share of Series A Belo Common Stock issued and outstanding immediately prior to the Distribution and .20 share of Series B Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, for each share of Series B Belo Common Stock issued and outstanding immediately prior to the Distribution. Immediately prior to the Distribution, such shares of Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, will be owned by Belo and will constitute all of the issued and outstanding capital stock, and Preferred Share Purchase Rights, of Newspaper Holdco.

Section 2.02. The Separation and Related Transactions. (a) (i) The Parties acknowledge that the Separation, subject to the terms and conditions hereof and of the Ancillary Agreements, will result in (A) Newspaper Holdco directly or indirectly operating the Newspaper Holdco Group and the Newspaper Holdco Business, continuing to own the Newspaper Holdco Assets and retaining and continuing to be liable for the Newspaper Holdco Liabilities and (B) Belo directly or indirectly operating the Belo Group and the Belo Business, continuing to own the Belo Assets and retaining and continuing to be liable for the Belo Liabilities.

(ii) Pursuant to the Separation, Newspaper Holdco, or a member of the Newspaper Holdco Group, shall remain and be the sole owner, and shall have exclusive right, title and interest in and to, all Newspaper Holdco Assets. Concurrently therewith, Newspaper Holdco shall remain and be solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the Newspaper Holdco Liabilities in accordance with their respective terms. Pursuant to the Separation, Belo, or a member of the Belo Group, shall remain and be the sole owner, and shall have exclusive right, title and interest in and to, all Belo Assets. Concurrently therewith, Belo shall remain and be solely liable for and shall faithfully perform, fulfill and discharge fully in due course all of the Belo Liabilities in accordance with their respective terms. From and after the Effective Time, Newspaper Holdco or a member of the Newspaper Holdco Group shall be solely responsible for all Newspaper Holdco Liabilities and Belo or a member of the Belo Group shall be solely responsible for all Belo Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution Date, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Belo’s or Newspaper Holdco’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Belo Group or the Newspaper Holdco Group, as the case may be) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Belo Group or the Newspaper Holdco Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates, as the case may be. Notwithstanding anything herein to the contrary, this Section 2.02(a)(ii) shall not apply to any Assets or Liabilities contributed, assigned, transferred, conveyed, delivered and/or assumed under any Ancillary Agreement, which Assets and Liabilities shall be governed by the terms thereof, nor the Circulation Litigation, which shall be governed by Section 5.06.

(iii) Subject to any Ancillary Agreement and to the extent that prior to the Effective Time, (A) Belo owns or is in possession of any Newspaper Holdco Asset or Newspaper Holdco owns or is in possession of any Belo Asset or (B) Belo is liable to any third party for any Newspaper Holdco Liability or Newspaper Holdco is liable to any third party for any Belo Liability, Belo and Newspaper Holdco shall, and shall cause the respective members of their Groups to, cooperate and use their respective commercially reasonable efforts to obtain the necessary Consents to, and shall, contribute, assign, transfer, convey and/or deliver any Belo Asset or Newspaper Holdco Asset, as the case may be, and/or assume any Belo Liability or

Newspaper Holdco Liability, as the case may be, such that, on or prior to the Effective Time, Newspaper Holdco or a member of the Newspaper Holdco Group owns and is in possession of the Newspaper Holdco Assets and is solely liable for the Newspaper Holdco Liabilities and Belo or a member of the Belo Group owns and is in possession of the Belo Assets and is solely liable for the Belo Liabilities.

(b) Delayed Transfer of Assets and/or Liabilities. To the extent that any contribution, assignment, transfer, conveyance, delivery or assumption required pursuant to this Section 2.02 shall not have been consummated as of the Effective Time, whether by its terms or by operation of Law (any such Asset and/or Liability, a “Delayed Transfer Asset and/or Liability”) and subject to any Ancillary Agreement: (i) Belo and Newspaper Holdco thereafter shall, and shall cause the members of their respective Groups to, use commercially reasonable efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly following the Effective Time as shall be practicable; (ii) Belo shall thereafter, with respect to any such Newspaper Holdco Asset, use commercially reasonable efforts, with the costs of Belo related thereto to be promptly reimbursed by Newspaper Holdco, to hold such Newspaper Holdco Asset in trust for the use and benefit of Newspaper Holdco and, with respect to any such Newspaper Holdco Liability, retain such Newspaper Holdco Liability for the account of Newspaper Holdco; and (iii) Newspaper Holdco shall thereafter, with respect to any such Belo Asset, use commercially reasonable efforts, with the costs of Newspaper Holdco related thereto to be promptly reimbursed by Belo, to hold such Belo Asset in trust for the use and benefit of Belo and, with respect to any such Belo Liability, to retain such Belo Liability for the account of Belo, in each case in order to place each Party, insofar as is reasonably possible, in the same position as would have existed had such Delayed Transfer Asset and/or Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated hereby (it being understood that neither Belo (with respect to any Newspaper Holdco Asset or Newspaper Holdco Liability) nor Newspaper Holdco (with respect to any Belo Asset or Belo Liability) shall be required to take any action pursuant to this clause that would, or could reasonably be expected to, result in any financial obligation to it or any restriction on its business or operations, except as may be required in any Ancillary Agreement). To the extent that Newspaper Holdco is provided the use or benefit of any Newspaper Holdco Asset or has any Newspaper Holdco Liability held for its account pursuant to this Section 2.02(b), Newspaper Holdco shall perform, for the benefit of Belo and any third Person, the obligations of Belo thereunder or in connection therewith, or as may be directed by Belo and if Newspaper Holdco shall fail to perform to the extent required herein, Newspaper Holdco shall hold Belo harmless and indemnify Belo therefor. To the extent that Belo is provided the use or benefit of any Belo Asset or has any Belo Liability held for its account pursuant to this Section 2.02(b), Belo shall perform, for the benefit of Newspaper Holdco and any third Person, the obligations of Newspaper Holdco thereunder or in connection therewith, or as may be directed by Newspaper Holdco and if Belo shall fail to perform to the extent required herein, Belo shall hold Newspaper Holdco harmless and indemnify Newspaper Holdco therefor. Each Party shall, and/or shall cause members of its Group to, as and when any such Delayed Transfer Asset and/or Liability becomes contributable, assignable, transferable, conveyable, deliverable or assumable by such Party, effect such contribution, assignment, transfer, conveyance, delivery or assumption, as applicable, as promptly as practicable thereafter.

(c) Assignment of Certain Agreements. Subject to the Ancillary Agreements and to Section 2.02(g) hereof, (i) Belo shall assign to Newspaper Holdco (or its Subsidiaries) all of its right, title and interest under the agreements comprising Newspaper Holdco Assets, including those agreements set forth in Section 2.02(c)(i) of the Separation Agreement Schedule, and (ii) Newspaper Holdco shall assign to Belo (or its Subsidiaries) all of its right, title and interest under the agreements comprising Belo Assets, including those agreements set forth in Section 2.02(c)(ii) of the Separation Agreement Schedule, and each Party shall execute and deliver any and all instruments of substitution and such other instruments or agreements as shall be necessary in connection with the discharge of the other Party from its respective obligations with respect to such agreements; provided, however, that no Party shall be required to assign any contract or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Belo or Newspaper Holdco thereunder. With respect to any contract or any claim, right or benefit arising thereunder or resulting therefrom, Belo or Newspaper Holdco, as the case may be, will use its commercially reasonable efforts to obtain the Consent of the other parties to any such contract for the assignment thereof to Newspaper Holdco or Belo, as the case may be. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Belo or Newspaper Holdco, as the case may be, thereunder so that Newspaper Holdco or Belo, as the case may be, would not in fact receive all such rights, Belo and Newspaper Holdco will cooperate in a mutually agreeable arrangement under which Newspaper Holdco or Belo, as the case may be, would obtain substantially the same economic benefits that would be obtained under an assignment thereof and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Newspaper Holdco or Belo, as the case may be, or under which Belo or Newspaper Holdco, as the case may be, would enforce for the benefit of Newspaper Holdco or Belo, as the case may be, with Newspaper Holdco or Belo, as the case may be, assuming Belo’s or Newspaper Holdco’s, as the case may be, obligations, and any and all rights of Belo, or Newspaper Holdco, as the case may be, against a third party thereto.

(d) Termination of Certain Agreements. Subject to Section 2.02(e), all contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the Belo Group, on the one hand, and any member of the Newspaper Holdco Group, on the other hand, in existence on or prior to the Distribution Date, shall be automatically settled, cancelled or terminated by the Parties at the Effective Time, except (i) for (A) such agreements specifically set forth in Section 2.02(d) of the Separation Agreement Schedule, (B) this Agreement and (C) each Ancillary Agreement (including each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups), (ii) for any contracts, licenses, agreements, commitments or other arrangements to which any Person is a party in addition to either Party or any member of either Group, or (iii) as otherwise agreed to in good faith by the Parties in writing on or after the date hereof. Except as expressly provided in Section 2.02(e), from and after the Distribution Date, no member of either Group shall have any rights or obligations under any such settled, cancelled or terminated contract, license, agreement, commitment or arrangement with any member of the other Group.

(e) Settlement of Inter-Group Indebtedness. Except with respect to the agreements specifically set forth in Section 2.02(d) of the Separation Agreement Schedule, each of Belo and/or any member of the Belo Group, on the one hand, and Newspaper Holdco and/or any member of the Newspaper Holdco Group, on the other hand, will contribute to the capital of the other Party, as the case may be, all inter-group indebtedness, including any accounts receivable or promissory notes, owned by the contributing Party, or assign the same in lieu of such contribution, on or prior to the Distribution Date.

(f) Guarantee Obligations. (i) Belo and Newspaper Holdco shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Belo Group to be substituted in all respects for any member of the Newspaper Holdco Group in respect of, all obligations of such member of the Newspaper Holdco Group under any Belo Liability for which such member of the Newspaper Holdco Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such termination or substitution is not effected by the Distribution Date, (A) Belo shall indemnify and hold harmless the Newspaper Holdco Indemnified Party for any Liability arising from or relating thereto and (B) without the prior written consent of Newspaper Holdco, from and after the Distribution Date, Belo shall not, and shall not permit any member of the Belo Group or any of its Affiliates to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the Newspaper Holdco Group is or may be liable, unless all obligations of the Newspaper Holdco Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Newspaper Holdco; provided, that the limitations in clause (B) shall not apply in the event that a member of the Belo Group obtains a letter of credit from a financial institution reasonably acceptable to Newspaper Holdco and for the benefit of any member of the Newspaper Holdco Group with respect to such obligation of the Newspaper Holdco Group.

(ii) Belo and Newspaper Holdco shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Newspaper Holdco Group to be substituted in all respects for any member of the Belo Group in respect of, all obligations of such member of the Belo Group under any Newspaper Holdco Liability for which such member of the Belo Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such termination or substitution is not effected by the Distribution Date, (A) Newspaper Holdco shall indemnify and hold harmless the Belo Indemnified Party for any Liability arising from or relating thereto and (B) without the prior written consent of Belo, from and after the Distribution Date, Newspaper Holdco shall not, and shall not permit any member of the Newspaper Holdco Group to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the Belo Group is or may be liable, unless all obligations of the Belo Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Belo; provided, that the limitations in clause (B) shall not apply in the event that a member of the Newspaper Holdco Group obtains a letter of credit from a financial institution reasonably acceptable to Belo and for the benefit of any member of the Belo Group with respect to such obligation of the Belo Group.

(g) Mixed Contracts; Mixed Accounts. (i) Unless the Parties agree otherwise, any agreement to which any member of the Belo Group or the Newspaper Holdco Group is a party prior to the Effective Time that inures to the benefit or burden of both of the Belo Business and the Newspaper Holdco Business (a “Mixed Contract”) shall be assigned in part to Newspaper Holdco or one of its Subsidiaries, and/or to Belo or one of its Subsidiaries, as the case may be, if so assignable, prior to or as of the Effective Time, such that each Party or its respective Subsidiaries shall be entitled to the rights and benefits thereof and shall assume the related portion of any obligations thereunder and any Liabilities inuring to their respective Businesses; provided, however, that in no event shall either Party be required to assign any Mixed Contract in its entirety. If any Mixed Contract cannot be so partially assigned, Belo and Newspaper Holdco shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Contract that relates to the Newspaper Holdco Business to be enjoyed by Newspaper Holdco or a Newspaper Holdco Subsidiary; (B) the Liabilities associated with that portion of each Mixed Contract that relates to the Newspaper Holdco Business to be borne by Newspaper Holdco or a Newspaper Holdco Subsidiary; (C) the Assets associated with that portion of each Mixed Contract that relates to the Belo Business to be enjoyed by Belo or a Belo Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Contract that relates to the Belo Business to be borne by Belo or a Belo Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate on the earlier to occur of (1) the termination of the applicable Mixed Contract and (2) the second anniversary of the Distribution Date.

(ii) Except as may otherwise be agreed by the Parties, neither Party shall seek to assign any accounts receivable or accounts payable relating to both the Belo Business and the Newspaper Holdco Business (“Mixed Accounts”). Belo and Newspaper Holdco shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause: (A) the Assets associated with that portion of each Mixed Account that relates to the Belo Business to be enjoyed solely by Belo or a Belo Subsidiary; (B) the Liabilities associated with that portion of each Mixed Account that relates to the Belo Business to be borne solely by Belo or a Belo Subsidiary; (C) the Assets associated with that portion of each Mixed Account that relates to the Newspaper Holdco Business to be enjoyed solely by Newspaper Holdco or a Newspaper Holdco Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Account that relates to the Newspaper Holdco Business to be borne solely by Newspaper Holdco or a Newspaper Holdco Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate no later than the second anniversary of the Distribution Date.

(iii) Nothing in this Section 2.02(g) shall require any member of either Group to make any payment, incur any obligation or grant any concession, in any case, to any third party in order to effect any transaction contemplated by this Section 2.02(g).

(h) Shared Directors, Officers or Employees. Immediately prior to the Distribution Date, (i) each Person who is an officer, director or employee of any member of the Newspaper Holdco Group and an officer, director or employee of any member of the Belo Group (a “Shared Director, Officer or Employee”) and who is to continue as an officer, director or employee of any member of the Newspaper Holdco Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person’s positions with each member of the Belo Group; except for Robert W. Decherd, Dealey D. Herndon, and James M. Moroney III, who will continue as a director, officer or employee, as the case may be, of Belo; and (ii) each such Shared Director, Officer or Employee who is to continue as a director, officer or employee of any member of the Belo Group after the Distribution Date shall resign, effective at or prior to the Effective Time, from each of such Person’s positions with each member of the Newspaper Holdco Group; except for Robert W. Decherd, Dealey D. Herndon, and James M. Moroney III, who will continue as a director, officer or employee, as the case may be, of Newspaper Holdco.

Section 2.03. Conditions Precedent to Consummation of the Recapitalization and the Separation. The obligations of the Parties to consummate each of the Recapitalization and the Separation is subject to the prior or simultaneous satisfaction, or waiver by Belo in its sole and absolute discretion, of each of the following conditions:

(a) final approval of the Recapitalization and the Separation shall have been given by the Board of Directors of Belo in its sole and absolute discretion; and

(b) each of the conditions precedent to the consummation of the Distribution set forth in Section 3.03 hereof shall have been satisfied or (other than Section 3.03(j) (as to any material Consent from a Governmental Authority)) waived by Belo in its sole and absolute discretion.

Each of the foregoing conditions is for the benefit of Belo and Belo may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by Belo prior to the Separation concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.03 shall be conclusive and binding on the Parties.

ARTICLE III

THE DISTRIBUTION

Section 3.01. Actions Prior to the Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.03, the actions set forth in this Section 3.01 have been or shall be taken prior to the Distribution Date.

(a) The Board of Directors of Belo has established the Distribution Date and shall establish any appropriate procedures in connection with the Distribution. Belo and Newspaper Holdco have used and shall continue to use commercially reasonable efforts to (i) cooperate with each other with respect to the preparation of the Registration Statement and the Information Statement, (ii) cause the Registration Statement to become effective under the Exchange Act and to keep the Registration Statement effective until the such time as its effectiveness is no longer required under the Exchange Act, and (iii) mail the Information Statement, including by electronic delivery where not prohibited by Law, promptly after effectiveness of the Registration Statement and on or promptly after the Record Date, and in any event prior to the Distribution Date, to the holders of Belo Common Stock as of the Record Date.

(b) Belo shall enter into a distribution agreement with the Distribution Agent (the “Distribution Agent Agreement”) providing for, among other things, the payment of the Distribution to the holders of Belo Common Stock in accordance with this Article III and the Distribution Agent Agreement.

(c) Belo and Newspaper Holdco shall deliver to the Distribution Agent (i) book-entry transfer authorizations for (or, upon request from a Belo shareholder, with respect to Series A Newspaper Holdco Common Stock, share certificates representing) outstanding shares of

Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, to be distributed in connection with the payment of the Distribution and (ii) all information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement. Following the Distribution Date, upon the request of the Distribution Agent, Newspaper Holdco shall provide to the Distribution Agent all book-entry transfer authorizations for (or, if applicable, certificates for shares representing) outstanding shares of Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, that the Distribution Agent shall require in order to further effect the Distribution.

(d) Each of Belo and Newspaper Holdco shall execute and deliver to the other Party, or cause the appropriate members of its Group to execute and deliver to the other Party, each of the Ancillary Agreements and any other document necessary to effect the transactions contemplated by this Agreement.

(e) Belo has established the Record Date and given the NYSE not less than ten days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(f) Each Party shall cooperate with the other Party to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution.

(g) The Parties will take all actions and make all filings, as Belo, in consultation with Newspaper Holdco but ultimately in Belo’s sole and absolute discretion, determines is necessary or appropriate, to cause the issuance of all material Consents in order for Belo and Newspaper Holdco to operate their respective Businesses independently of each other in the manner contemplated hereunder and under the Ancillary Agreements.

(h) Newspaper Holdco will prepare, file and use commercially reasonable efforts to make effective an application for listing of the Series A Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, on the NYSE, subject to official notice of issuance.

(i) Belo shall, in its sole discretion, determine (i) whether to proceed with all or part of the Distribution on the Distribution Date, (ii) the timing and conditions to the Distribution and (iii) the terms thereof. Belo may, at any time and from time to time, change the terms of the Distribution, including by delaying or accelerating the timing of the Distribution. Belo shall use commercially reasonable efforts to provide reasonable notice to Newspaper Holdco of any such change. Belo shall select the outside financial advisors, outside legal counsel, accountants, agents and the financial printer employed in connection with the transactions hereunder in its sole and absolute discretion, and the Parties understand and acknowledge that such third parties, together with officers and employees, including internal legal counsel, of Belo, have performed services for, rendered legal, accounting or similar advice to, made decisions on behalf of, and/or otherwise taken or not taken actions in respect of both Parties at the direction of Belo personnel and with the consent of the respective directors and officers of Belo and Newspaper Holdco. Accordingly, the Parties agree not to assert any conflict of interest or breach of duty as a result thereof, absent fraud or intentional misconduct.

(j) Belo and Newspaper Holdco shall take all actions necessary so that the Certificate of Incorporation and the Bylaws shall be in effect at or prior to the Effective Time.

(k) Belo and Newspaper Holdco shall take all such actions as Belo, in consultation with Newspaper Holdco but ultimately in Belo’s sole and absolute discretion, determines is necessary or appropriate under applicable federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

Section 3.02. The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.03, the actions set forth in this Section 3.02 shall be taken on the Distribution Date.

(a) Belo shall effect the Distribution by causing all of the issued and outstanding shares of Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, beneficially owned by Belo to be distributed to record holders of shares of Belo Common Stock as of the Record Date, other than with respect to shares of Belo Common Stock held in the treasury of Belo, by means of a pro rata dividend of such Newspaper Holdco Common Stock, including such rights, to holders of shares of Belo Common Stock, on the terms and subject to the conditions set forth in this Agreement.

(b) Each record holder of (i) Series A Belo Common Stock on the Record Date (or such holder’s designated transferee or transferees), other than in respect of shares of Series A Belo Common Stock held in the treasury of Belo, will be entitled to receive in the Distribution, .20 share of Series A Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights, with respect to every share of Series A Belo Common Stock held by such record holder on the Record Date, and (ii) each record holder of Series B Belo Common Stock on the Record Date (or such holder’s designated transferee or transferees), other than in respect of shares Series B Belo Common Stock held in the treasury of Belo, will be entitled to receive in the Distribution, .20 share of Series B Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, with respect to every share of Series B Belo Common Stock held by such record holder on the Record Date. The treatment, in connection with the Distribution, of any outstanding Belo stock option or restricted share unit will be as specified in the Employee Matters Agreement. Belo shall direct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, to each such record holder or designated transferee(s) of such holder of record.

(c) Belo shall direct the Distribution Agent, to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Newspaper Holdco Common Stock allocable to each holder of record of Belo Common Stock entitled to receive Newspaper Holdco Common Stock in the Distribution and to promptly thereafter aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions at the then-prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder’s ratable share of the proceeds of such sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes.

(d) Any Newspaper Holdco Common Stock, including Preferred Share Purchase Rights attached thereto, or cash, in lieu of fractional shares, with respect to Newspaper Holdco Common Stock that remains unclaimed by any holder of record 180 days after the Distribution Date shall be delivered to Newspaper Holdco. Newspaper Holdco shall hold such Newspaper Holdco Common Stock, including Preferred Share Purchase Rights attached thereto, and/or cash for the account of such holder of record and any such holder of record shall look only to Newspaper Holdco for such Newspaper Holdco Common Stock, including Preferred Share Purchase Rights attached thereto, and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.

Section 3.03. Conditions to Distribution. The obligation of Belo to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by Belo, in its sole and absolute discretion, of each of the following conditions:

(a) final approval of the Distribution shall have been given by the Board of Directors of Belo, and the Board of Directors of Belo shall have declared the dividend of Newspaper Holdco Common Stock, each such action in its sole and absolute discretion;

(b) the Registration Statement shall have been filed with, and declared effective by, the SEC, and there shall be no suspension, withdrawal or stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the SEC;

(c) the Information Statement shall have been mailed to Belo shareholders, which for purposes of this Section 3.03(c) includes electronic delivery where not prohibited by Law;

(d) the actions and filings necessary or appropriate under applicable federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Registration Statement) and any other necessary and applicable Consents shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be;

(e) the NYSE shall have approved the Series A Newspaper Holdco Common Stock, including the Preferred Share Purchase Rights attached thereto, to be delivered in the Distribution for listing, subject to official notice of issuance;

(f) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition, which remains in effect, preventing the consummation of the Separation or the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall have been threatened or be in effect;

(g) Belo shall have received a tax opinion from Locke Lord Bissell Liddell LLP, in form and substance satisfactory to Belo, to the effect that the distribution of Newspaper Holdco’s Common Stock will qualify as a distribution that is tax free under Section 355 of the Code, and the private letter ruling issued to Belo by the Internal Revenue Service regarding the tax free status of the transactions contemplated hereunder shall be in form and substance satisfactory to Belo and shall not have been revoked or materially amended;

(h) Belo shall have established the Record Date and shall have given the NYSE not less than ten days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act;

(i) Belo’s Board of Directors shall have concluded, based on advice from internal and external legal counsel, in its sole and absolute discretion, that the Distribution will not violate or result in a breach of Law or any material agreement;

(j) all material Consents and approvals of Governmental Authorities required in connection with the transactions contemplated hereby shall have been received and be in full force and effect;

(k) the Separation and Recapitalization shall have been consummated in accordance with this Agreement;

(l) the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with prior to the Effective Time;

(m) the Certificate of Incorporation shall have been filed with the Secretary of State of Delaware and be in full force and effect and the Bylaws of Newspaper Holdco shall be in full force and effect; and

(n) no other events or developments have occurred subsequent to the date of this Agreement that, in the judgment of the Board of Directors of Belo, would result in the consummation of the transactions contemplated by this Agreement having an adverse effect on Belo or its shareholders.

Each of the foregoing conditions is for the sole benefit of Belo and Belo may, in its sole and absolute discretion, determine whether to waive any such condition (other than Section 3.03(j) (as to any material Consent from a Governmental Authority)). Any determination made by Belo, in its sole and absolute discretion, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.03 shall be conclusive and binding on the Parties. Each Party will use commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.

ARTICLE IV

SURVIVAL AND INDEMNIFICATION

Section 4.01. Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement shall survive each of the Separation and the Distribution.

Section 4.02. Indemnification by Newspaper Holdco. Newspaper Holdco shall indemnify, defend, release, discharge and hold harmless Belo, each member of the Belo Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Belo Indemnified Parties”), from and against any and all Losses or Liabilities of the Belo Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

(a) the failure of Newspaper Holdco or any other member of the Newspaper Holdco Group or any other Person to pay, perform or otherwise promptly discharge any Newspaper Holdco Liability or any contract, agreement or arrangement included in the Newspaper Holdco Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

(b) any Newspaper Holdco Liability, any Newspaper Holdco Asset or the Newspaper Holdco Business, whether arising prior to, on or after the Distribution Date;

(c) any material breach by Newspaper Holdco or any member of the Newspaper Holdco Group of this Agreement or any of the Ancillary Agreements;

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the Registration Statement or the Information Statement;

(e) the failure by Newspaper Holdco to substitute a member of the Newspaper Holdco Group for any member of the Belo Group as guarantor or primary obligor for any Newspaper Holdco Liability) according to the terms and conditions of Section 2.02(f)(ii); and

(f) the failure by Newspaper Holdco to perform in connection with any Delayed Transfer Asset and/or Liability held by Belo for Newspaper Holdco’s benefit pursuant to Section 2.02(b).

Section 4.03. Indemnification by Belo. Belo shall indemnify, defend, release, discharge and hold harmless Newspaper Holdco, each member of the Newspaper Holdco Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Newspaper Holdco Indemnified Parties,” and, together with Belo Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses or Liabilities of the Newspaper Holdco Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

(a) the failure of Belo or any other member of the Belo Group or any other Person to pay, perform or otherwise promptly discharge any Belo Liability or any contract, agreement or arrangement included in the Belo Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution Date;

(b) any Belo Liability, Belo Asset or the Belo Business, whether arising prior to, on or after the Distribution Date;

(c) any material breach by Belo or any member of the Belo Group of this Agreement or any of the Ancillary Agreements;

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in the Registration Statement or the Information Statement;

(e) the failure by Belo to substitute a member of the Belo Group for any member of the Newspaper Holdco Group as guarantor or primary obligor for any Belo agreement or Belo Liability, according to the terms and conditions of Section 2.02(f)(i); and

(f) the failure by Belo to perform in connection with any Delayed Transfer Asset and/or Liability held by Newspaper Holdco for Belo’s benefit pursuant to Section 2.02(b).

Section 4.04. Insurance. (a) Each of Belo and Newspaper Holdco shall use its respective commercially reasonable efforts to collect any proceeds under its respective available and applicable third party insurance policies to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.

(b) The amount of any Loss subject to indemnification or contribution pursuant to this Agreement will be reduced by any amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party from any third Person with respect to such Loss. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of a portion, but not all of, such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the positive excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), minus (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification and contribution provisions) by virtue of the indemnification and contribution provisions hereof.

Section 4.05. Procedures for Indemnification of Third-Party Claims. (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the Belo Group or the Newspaper Holdco Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnified Party shall give such Indemnifying Party written notice thereof within 30 days after such Indemnified Party received notice of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnified Party in accordance with Section 4.05(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 4.05(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party; provided, that in the event of any such failure to notify, the Indemnifying Party may thereafter assume the defense of such Third-Party Claim upon notice to the Indemnified Party (but the cost and expense of such Indemnified Party in defending such Third-Party Claim incurred from the last day of the notice period under Section 4.05(b) until such date as the Indemnifying Party shall assume the defense of such Third-Party Claim shall be paid by the Indemnifying Party).

(d) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

(e) The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 4.05(b) or Section 4.05(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article IV shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not have the right to admit culpability on behalf of the Indemnified Party and shall not compromise or settle a Third-Party Claim unless the compromise or settlement includes, as a part thereof, an unconditional release of the Indemnified Party from Liability with respect to such Third-Party Claim and does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy, in each case without the express prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

Section 4.06. Additional Matters. (a) Any claim with respect to a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond in writing within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Party by law or in equity as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article IV.

Section 4.07. Contribution. If the foregoing indemnity is unavailable to either Party for any reason, the Party from whom such indemnity is sought agrees to contribute, in accordance with this Section 4.07, to any Losses incurred in connection with the transaction or transactions for which such indemnity is sought. For such Losses referred to in Section 4.02 or Section 4.03, as the case may be, the Party from which indemnity is sought shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the respective Parties. For any other Losses, and if the allocation provided by the immediately preceding sentence is unavailable for any reason, the Party from whom indemnity is sought shall contribute in such proportion as is appropriate to reflect not only such relative benefit but also the relative fault of the Party from which indemnity is sought in connection with the statements, omissions or other conduct which resulted in such Losses, as well as any other relevant equitable considerations. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

Section 4.08. Survival of Indemnities. The rights and obligations of each of Belo and Newspaper Holdco and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any Party of any of its Assets or Businesses or the assignment by it of any Liabilities.

Section 4.09. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, that the procedures set forth in this Article IV shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 4.10. Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any Belo Liability, Belo Asset, Newspaper Holdco Liability or Newspaper Holdco Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations and contribution obligations contained herein shall not apply to such Belo Liability, Belo Asset, Newspaper Holdco Liability or Newspaper Holdco Asset, or such other specific matter, and instead the indemnification obligations and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such Belo Asset, Belo Liability, Newspaper Holdco Asset or Newspaper Holdco Liability.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS

Section 5.01. Consents for Business. After the Effective Time, each Party shall cause the appropriate members of its respective Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as each of the Parties determines is necessary or advisable, to its Group of all material Consents required for the members of its Group to operate its Business. The members of the Newspaper Holdco Group and the members of the Belo Group shall cooperate and use all commercially reasonable efforts to secure the transfer or issuance of such Consents.

Section 5.02. Additional Consents. In addition to the actions described in Section 5.01, the members of the Belo Group and the members of the Newspaper Holdco Group shall cooperate to make all other filings and to give notice to and obtain any Consent required or advisable to consummate the transactions that are contemplated to occur from and after the Effective Time by this Agreement and the Ancillary Agreements.

Section 5.03. Further Assurances. (a) Each of the Parties shall use its commercially reasonable efforts, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents under, any permit, license, agreement, indenture or other instrument, and to take all such other actions as either Party may request to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer of any Newspaper Holdco Asset from any member of the Belo Group to any member of the Newspaper Holdco Group and the assignment and assumption of any Newspaper Holdco Liability by any member of the Newspaper Holdco Group and (ii) the transfer of any Belo Asset from any member of the Newspaper Holdco Group to any member of the Belo Group and the assignment and assumption of any Belo Liability by any member of the Belo Group, and the other transactions contemplated hereby and thereby; provided that, except to the extent otherwise expressly provided herein, neither Party shall be obligated to make any payment, incur any obligation or grant any concession, other than the payment of ordinary and customary fees to Governmental Authorities.

(c) Belo and Newspaper Holdco, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each properly ratify any actions that are reasonably necessary or desirable to be taken by Belo and Newspaper Holdco, or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and any Ancillary Agreements.

(d) Each of the Parties shall, and shall cause each of the members of their respective Groups to, at the request of the other, use its commercially reasonable best efforts to obtain, or cause to be obtained, any Consent, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Newspaper Holdco Liabilities or Belo Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the Newspaper Holdco Group or the Belo Group, as the case may be, so that, in any such case, such Group will be solely responsible for all such Liabilities.

(e) If at any time and from time to time (whether prior to, at or after the Effective Time), any member of the Belo Group shall receive or otherwise possess or control any Newspaper Holdco Asset, Belo shall or shall cause such member of the Belo Group to promptly transfer such Newspaper Holdco Asset to Newspaper Holdco or its Affiliate or designee.

(f) In the event that at any time and from time to time (whether prior to, at or after the Effective Time), any member of the Newspaper Holdco Group shall receive or otherwise possess or control any Belo Asset, Newspaper Holdco shall or shall cause such member of the Newspaper Holdco Group to promptly transfer such Belo Asset to Belo or its Affiliate or designee.

Section 5.04. Certain Business Matters. (a) Following the Effective Time and except as set forth in any Ancillary Agreement, no member of either Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) conducting its business with any potential or actual supplier or customer of any member of the other Group or (iii) engaging in any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the Group.

(b) Each of Belo and Newspaper Holdco is aware that from time to time certain business opportunities may arise that more than one Group may be financially able to undertake, and that are, from their nature, in the line of more than one Group’s Business and are of practical advantage to more than one Group. In connection therewith, the Parties agree that, following the Effective Time, if either Belo or Newspaper Holdco acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither Belo nor Newspaper Holdco shall have any duty to communicate or offer such opportunity to the other and each may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

(c) Prior to January 1, 2009, neither Party shall, nor shall they permit any of their respective Affiliates to, solicit to employ or employ any of the employees of the other Party so long as those employees remain employed by the other Party, without obtaining the prior written consent of the other Party. The Parties agree that the restrictions set forth in the immediately preceding sentence shall not apply to any solicitation of any employee or employment of any employee of one Party who (i) initially contacted the other Party, its Affiliates or their representatives on his or her own initiative without any solicitation by such Party, its Affiliates or their representatives, (ii) responded to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee or the Business or (iii) was referred to such Party, its Affiliates or their representatives, as applicable, by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed by such Party, its Affiliates or their representatives to solicit the employee.

Section 5.05. Settlement of Certain Insurance Claims; Business Interruption Release.

(a) The Parties acknowledge and agree that following the Distribution Date, Newspaper Holdco or Belo, as the case may be, may make claims arising out of occurrences or events that occurred prior to the Distribution Date against insurance policies of the other Party, in accordance with the terms and subject to the conditions of such policies. Neither Party shall be responsible to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of the other Party. In connection with any such claim made by a Party under the other Party’s insurance policy after the Distribution Date, such other Party shall instruct the applicable insurance carrier to negotiate with and accept proof of Loss directly from the Party asserting the claim, and to pay such claim directly to the Party asserting the claim. Belo and Newspaper Holdco each agree to provide necessary reasonable releases to resolve claim settlements. Each Party agrees to cooperate with the other Party as reasonably requested by the other Party in order to pursue such claim.

(b) To the extent that the limits of any Belo or Newspaper Holdco, as the case may be, insurance policy preclude payment in full of Unrelated Claims filed by Belo and Newspaper

Holdco, the insurance proceeds available under such policies shall be paid to Belo and/or Newspaper Holdco on a FIFO Basis, except as otherwise provided in Section 5.06.

(c) If Belo and Newspaper Holdco file Related Claims under any Belo or Newspaper Holdco, as the case may be, insurance policy arising out of occurrences or events that occurred prior to the Distribution Date, each of Newspaper Holdco and Belo shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims, except as otherwise provided in Section 5.06.

Section 5.06. Circulation Litigation. The Parties acknowledge and agree that Belo and certain of its Affiliates are parties to the Circulation Litigation and, as such, may incur Losses related thereto. Notwithstanding anything to the contrary contained herein, the Parties further acknowledge and agree that Belo and Newspaper Holdco shall share any such Losses equally, subject to reduction in amount as a result of amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof) pursuant to Section 4.04, and that Belo’s one-half share of any such Loss shall constitute a Belo Liability and Newspaper Holdco’s one-half share of any such Loss shall constitute a Newspaper Holdco Liability. Upon written notice from a Party, the other Party agrees to pay and/or reimburse the requesting Party promptly for, in accordance with this Section 5.06, one-half of any Losses incurred in connection with the Circulation Litigation.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.01. Agreement for Exchange of Information. (a) Each of Belo and Newspaper Holdco, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party and its auditors, at any time before, on or after the Distribution Date, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group (including access to such Group’s accountants, personnel and facilities) that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party (including pursuant to Section 6.01(d)), (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 6.01(a) in a manner that mitigates any such harm or consequence and prevents waiver of any privilege to the extent practicable. Belo and Newspaper Holdco intend that any transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

(b) Following the Effective Time, each Party shall make its employees and facilities reasonably available and accessible during normal business hours and on reasonable prior notice to provide an examination of any Information provided hereunder.

(c) Until the end of the first full Belo fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts, consistent with past practice, to enable the other Party to meet its timetable for dissemination of its financial statements and enable such other Party’s auditors to timely complete their annual audit and review of quarterly financial statements.

(d) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the other Party to make the certifications required of them under SOX § 302, within 30 days following the end of any fiscal quarter during which Newspaper Holdco is a Subsidiary of Belo, each Party shall cause its officers or employees to provide the other Party with the certification statements of such officers and employees with respect to such quarter or portion thereof to those officers and employees of the other Party, in substantially the same form and manner as such officers or employees provided such certification statements prior to the Distribution Date, or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the Separation, Distribution and any other transactions related thereto.

Section 6.02. Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03. Compensation for Providing Information. The Party requesting such Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, and personnel costs of creating, gathering and copying such Information or for providing explanations of Information provided, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party’s Group. Except as may be specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s reasonable standard methodology and procedures.

Section 6.04. Record Retention. Except as otherwise required or agreed in writing, or as otherwise provided in the Tax Matters Agreement, each Party shall use its commercially reasonable efforts to retain, in accordance with such Party’s record retention policies in effect from time to time, applicable to such Information, all significant Information in such Party’s possession or under its control relating to the Business, Assets or Liabilities of the other Party, and, for a period of seven years following the Distribution Date, prior to destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such Information shall use its commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.04 in a manner that avoids any such harm or consequence. Belo and Newspaper Holdco intend that any transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

Section 6.05. Limitation of Liability. Notwithstanding Article IV, no Party shall have any Liability to the other Party if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information. No Party shall have any Liability to the other Party in connection with Information disposed of or destroyed after using its commercially reasonable efforts in accordance with the provisions of Section 6.04.

Section 6.06. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement. The provisions of Section 6.01 through Section 6.07 shall not apply to matters that are specifically governed by the Tax Matters Agreement, the Employee Matters Agreement, the Services Agreement or any other Ancillary Agreement.

Section 6.07. Production of Witnesses; Records; Cooperation. (a) Except in the case of an Action by one Party against another Party (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable legal fees and expenses, in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the Indemnified Party shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and expenses, in connection therewith.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions and any Related Claims with respect thereto.

(d) Without limiting any provision of this Section 6.07, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, at the other Party’s sole cost and expense, with the other Party and each member of its respective Group in the defense of any claim that the Business of the other Party or its Group members infringes upon or misappropriates third Person Intellectual Property and shall not acknowledge or concede, or permit any member of its respective Group to acknowledge or concede (i) that the Business of the other Party or its Group members infringes upon such third Person Intellectual Property (ii) or that such third Person Intellectual Property is valid or enforceable, in a manner that would hamper or undermine the defense of such infringement or misappropriation claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, former, current and future directors, officers, employees, other personnel and agents (subject to the exception set forth in the first sentence of Section 6.07(a)).

(f) In connection with any matter contemplated by this Section 6.07, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 6.08. Confidentiality. (a) General. Each Party acknowledges (i) that such Party has in its possession and in connection with this Agreement and the Ancillary Agreements, such Party will receive Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 6.08(c), as of the Distribution Date, Belo, on behalf of itself and each of its Affiliates, and Newspaper Holdco, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information (including Information received and/or obtained pursuant to Section 6.01) concerning the other Party (or its Business) and such other Party’s Affiliates (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other Party’s Affiliates or their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was available to such Party or its Affiliates or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

(b) No Release, Compliance with Law, Return or Destruction. Following the Effective Time, each Party agrees not to release or disclose, or permit to be released or disclosed, any Information described in Section 6.08(a)(i) and (ii) to any other Person, except its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information pursuant to this Agreement or the Ancillary Agreements, and except in compliance with Section 6.08(c). Each Party shall advise its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Following the Effective Time, each Party shall, and shall cause, its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Following the Effective Time, each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party.

(c) Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that, following the Effective Time, either Party or any of its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a

Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel in a written opinion) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

ARTICLE VII

NO REPRESENTATION OR WARRANTY

Section 7.01. NO REPRESENTATIONS OR WARRANTIES. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, (A) NO MEMBER OF THE BELO GROUP, THE NEWSPAPER HOLDCO GROUP OR ANY OTHER PERSON IS, IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT, MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY BELO ASSETS, ANY BELO LIABILITIES, THE BELO BUSINESS, ANY NEWSPAPER HOLDCO ASSETS, ANY NEWSPAPER HOLDCO LIABILITIES OR THE NEWSPAPER HOLDCO BUSINESS, (B) EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE ASSETS, THE BUSINESS AND LIABILITIES TRANSFERRED TO, RETAINED BY OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF BELO, NEWSPAPER HOLDCO OR ANY MEMBERS OF THE BELO GROUP OR NEWSPAPER HOLDCO GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SEPARATION, THE DISTRIBUTION OR THE ENTERING INTO OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCES OF ASSETS SHALL PROVE TO BE INSUFFICIENT OR THAT THE TITLE OF ANY MEMBER OF ANY GROUP TO ANY ASSETS SHALL BE OTHER THAN GOOD AND MARKETABLE AND FREE FROM ENCUMBRANCES.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated by Belo in its sole discretion at any time prior to the consummation of the Distribution.

Section 8.02. Effect of Termination. In the event of any termination of this Agreement prior to consummation of the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Complete Agreement; Representations. (a) This Agreement, together with the exhibits and schedules hereto and the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) Belo represents on behalf of itself and each other member of the Belo Group and Newspaper Holdco represents on behalf of itself and each other member of the Newspaper Holdco Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated by such agreements; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other Party), and each of the other Ancillary Agreements to which it is or will be a party is or will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreements), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 9.02. Costs and Expenses. Except as expressly provided in this Agreement or any Ancillary Agreement, Belo shall bear all direct and indirect costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, that, from and after the Effective Time, each Party shall bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement. In the event any such expense constitutes a Reimbursable Expense, the Party that incurred such Reimbursable Expense shall be paid by the other Party (the “Reimbursing Party”) in an amount of cash equal to the

Reimbursing Party’s portion of such Reimbursable Expense, as set forth in Section 9.02 of the Separation Agreement Schedule.

Section 9.03. Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws principles thereof.

Section 9.04. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to Belo or any member of the Belo Group, to:

Belo Corp.

400 South Record Street

Dallas, Texas 75202

Attn: Chief Executive Officer

Fax No.: [intentionally left blank]

with a copy to:

Belo Corp.

400 South Record Street

Dallas, Texas 75202

Attn: Chief Financial Officer

Fax No.: [intentionally left blank]

If to Newspaper Holdco or any member of the Newspaper Holdco Group, to:

A. H. Belo Corporation

400 South Record Street

Dallas, Texas 75202

Attn: Chief Executive Officer

Fax No.: [intentionally left blank]

with a copy to:

A. H. Belo Corporation

400 South Record Street

Dallas, Texas 75202

Attn: Chief Financial Officer

Fax No.: [intentionally left blank]

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 9.05. Amendment, Modification or Waiver. (a) Prior to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by Belo in its sole discretion by execution of a written document delivered to Newspaper Holdco. Subsequent to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, only by a written agreement signed by duly authorized signatories of the Parties.

(b) Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof (except as otherwise set forth in Section 3.03), but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.06. No Assignment; Binding Effect; No Third-Party Beneficiaries. (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided further that no assignment shall relieve the assigning Party of any of its obligations under this Agreement unless agreed to by the non-assigning Party. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) Except for the provisions of Article IV relating to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 9.07. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.08. Negotiation. In the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a

“Dispute Notice”). Following receipt of a Dispute Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within 15 business days after the date of the Dispute Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within 30 business days after the date of the Dispute Notice, either Party shall have the right to commence litigation in accordance with Section 9.10 hereof. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing dispute resolution proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

Section 9.09. Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.10. Texas Forum. Subject to the prior exhaustion of the negotiation procedures set forth in Section 9.08 and to the fullest extent permitted by applicable Law, each Party hereto (i) agrees that all Actions arising out of, relating to or in connection with this Agreement or any Ancillary Agreement (except to the extent any such Ancillary Agreement provides otherwise), or for recognition and enforcement of any judgment arising out of or in connection with the foregoing agreements, or the transactions contemplated hereby, shall be brought only in the United States District Court for the Northern District of Texas or any Texas State court, in each case, located in Dallas County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in Dallas County for purposes of all legal proceedings arising out of, or in connection with, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such action brought in such a court or any claim that any such action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.04 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.11. Interpretation; Conflict With Ancillary Agreements. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Except as specifically set forth in each Ancillary Agreement, the provisions of each Ancillary Agreement shall govern in the event of any conflict between any provision of this Agreement and that of the relevant Ancillary Agreement.

Section 9.12. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

BELO CORP.

By:
Name:
Title:

A. H. BELO CORPORATION

By:
Name:
Title: